UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): January 29, 2014

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Columbus Avenue Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 453-6553

800 Boylston Street, 16th Floor

Boston, Massachusetts

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2014, the compensation committee of the board of directors of InspireMD, Inc. (the “Company”) announced bonuses for the Company’s named executive officers for the 2013 calendar year, as well as other bonuses for extraordinary contributions to the Company. The Company paid to Alan Milinazzo, its president and chief executive officer, a bonus of $275,000 for the 2013 calendar year and granted him 86,235 shares of restricted common stock of the Company and an option to purchase 86,235 shares of common stock, at an exercise price of $3.10 per share. On January 31, 2014, Mr. Milinazzo also received a 2014 annual equity grant consisting of 96,400 shares of restricted common stock of the Company and an option to purchase 313,350 shares of common stock, at an exercise price of $2.97 per share. Each grant vests in three equal annual installments, with one-third vesting on the first, second and third anniversaries of the date of grant, subject to Mr. Milinazzo’s continued service with the Company.

In addition, the Company paid to Craig Shore, its chief financial officer, chief administrative officer, secretary and treasurer, a bonus of $50,137 for the 2013 calendar year and granted him 77,000 shares of restricted common stock of the Company and an option to purchase 77,000 shares of common stock, at an exercise price of $3.10 per share. On January 31, 2014, Mr. Shore also received a 2014 annual equity grant consisting of 29,735 shares of restricted common stock of the Company and an option to purchase 96,670 shares of common stock, at an exercise price of $2.97 per share. Each grant vests in three equal annual installments, with one-third vesting on the first, second and third anniversaries of the date of grant, subject to Mr. Shore’s continued service with the Company. In addition, retroactive to January 1, 2014, Mr. Shore’s 2014 annual base salary was increased to $220,200.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inspiremd, inc.

Date: February 4, 2014

By:   /s/ Craig Shore

Name: Craig Shore

Title: Chief Financial Officer